Ex 99(j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees
Legg Mason Partners Premium Money Market Trust

We consent to the use of our reports, incorporated herein by reference, dated October 25, 2007, for Citi Institutional Cash Reserves, Citi Premium Liquid Reserves and Citi Premium U.S. Treasury Reserves, each a series of Legg Mason Partners Premium Money Market Trust, as of August 31, 2007 and to the references to our firm under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm and Financial Statements” in the Statement of Additional Information.

/s/ KPMG LLP

New York, New York
December 4, 2007